UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2010

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  --  Entry into a Material Definitive Agreement.

On March 10, 2010, we entered into a Bridge Loan Agreement (the “Bridge Loan Agreement”), effective as of March 1, 2010, with six of our principal investors (The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd) (collectively, the “Investors”) pursuant to which the Investors agreed to make bridge loans to us in the following aggregate amounts:

Lender	Commitment
The Quercus Trust	$1,200,000
Robert S. Trump	$600,000
Focus Fund L.P.	$200,000
Empire Capital Partners, LP	$233,333
Empire Capital Partners, Ltd	$233,333
Empire Capital Partners Enhanced Master Fund Ltd	$233,333

The Bridge Loan Agreement provides that, no later than 5 business days prior to the end of each month, we will deliver to the Investors an operating budget for the succeeding month  (the “Monthly Budgets”) indicating the amount of cash that we desire to be advanced by the Investors under the Bridge Notes (as such term is defined below) to fund operations for such month (the “Draw”).  Unless the Investors (acting by the vote of the holders of at least 66⅔% of the then outstanding aggregate principal amount of the Bridge Notes) reject a Monthly Budget no later than 3 business days after delivery, on the first business day of such succeeding month each Investor is obligated to deliver to us, by wire transfer, its applicable percentage of the Draw, as calculated in accordance with the Investors’ respective Participation Percentages as set forth in the Bridge Loan Agreement.  The Bridge Loan Agreement provides that any Investor  may, but shall not be obligated to, advance an amount greater than its respective Participation Percentage of any Draw (an “Advance”) and the amount of any such Advance shall be credited against subsequent Draws.

Pursuant to the Bridge Loan Agreement, we have issued to each Investor our 3% Secured Convertible Promissory Note in the principal amount of such Investor’s funding commitment (the “Bridge Notes”).  The Bridge Notes bear interest at the rate of 3% per annum and are due and payable on February 28, 2011. The entire unpaid principal amount, together with all interest then accrued and unpaid under each Bridge Note, is convertible, at the election of the holder thereof, into shares of our Common Stock at a conversion price of $0.24 per share.  We have agreed with the Investors that they shall surrender the Bridge Notes in payment of the purchase price for the securities to be purchased by them pursuant to the Securities Purchase Agreement dated as of November 19, 2009 by and among us and the Investors (the “Series B Agreement”) at the Third Tranche Closing and/or the Fourth Tranche Closing (as such terms are defined in the Series B Agreement).

The Bridge Notes contain other conventional provisions, including for the acceleration of our repayment obligations upon the occurrence of certain specified Events of Default.

The Bridge Loan Agreement amends the Series B Agreement (i) to reflect a commitment by Focus Fund, LP to invest an additional $100,000 at each of the Third Tranche Closing and the Fourth Tranche Closing, (ii) to eliminate the commitment of The Quercus Trust to invest $700,000 at the Fourth Tranche Closing, (iii) to provide that the exercise price of the Warrants (as such term is defined in the Series B Agreement) issuable to the Investors at the Third Tranche Closing or the Fourth Tranche Closing for which the Purchase Price is paid by surrender of Bridge Notes shall be $0.30 per share, while the exercise price of any Warrants issuable to the Investors at the Third Tranche Closing or the Fourth Tranche Closing for which the Purchase Price is paid other than by surrender of Bridge Notes shall remain $0.50, and (iv) to provide that, in the event an Investor makes an Advance, the number of Warrant Shares (as such term is defined in the Series B Agreement) issuable upon exercise of Warrants issued at the Third Tranche Closing or the Fourth Tranche Closing attributable to the portion of the purchase price paid by such Advance shall be increased by a factor of 25% over the number of Warrant Shares issuable to such Investor as set forth on Schedule B or Schedule C to the Series B Agreement, as the case may be, so that with respect to the amount of any Advance the Warrant coverage shall be 250% rather than 200%.

To secure payment of, and performance of our other obligations under, the Bridge Notes and the Bridge Loan Agreement, on March 10, 2010 we entered into a Security Agreement (the “Security Agreement”), effective March 1, 2010, with the Investors (with The Quercus Trust designated as Agent for itself and the other Investors).  Pursuant to the Security Agreement, we granted to the Investors a security interest in all of our assets other than the shares of our subsidiary, CASTion Corporation (in which no security interest has been granted).

The Bridge Loan Agreement, the form of the Bridge Notes, and the Security Agreement are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and the foregoing descriptions of such documents are qualified in their entirety by reference to such Exhibits.

Item 9.01.    Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1
Bridge Loan Agreement dated as of March 1, 2010 by and among The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd (collectively, the “Investors”) and ThermoEnergy Corporation

10.2	Form of 3% Secured Convertible Promissory Note issued pursuant to Bridge Loan Agreement

10.3	Security Agreement dated as of March 1, 2010 by and among ThermoEnergy Corporation, the Investors and The Quercus Trust (as agent for itself and the other Investors)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2010

THERMOENERGY CORPORATION (Registrant)

By:	/s/ Teodor Klowan, Jr.
Name: Teodor Klowan, Jr.
Title: Executive Vice President and Chief Financial Officer